Exhibit 99-2

INTERPOOL, INC. NAMED AS ONE OF FORBES 200 BEST SMALL COMPANIES IN AMERICA FOR 2002

Company Makes Prestigious List for the Second Year in a Row

PRINCETON, N.J— October 16, 2002 — Interpool, Inc. (NYSE: IPX) announced today that it has been named to Forbes Magazine’s list of “200 Best Small Companies in America” for the second consecutive year. The list appears in its October 28, 2002 issue.

In order to be eligible for ranking in this elite group, the companies are weighed according to a combination of return on equity, sales, and earnings-per-share growth, with each measured during the past five years and the most recent four quarters. Martin Tuchman, Chairman and Chief Executive Officer of Interpool, commented: “The ranking of Interpool, once again, among the 200 Best Small Companies in America by Forbes Magazine is proof that despite a challenging economic environment, our commitment to stay focused on our business model, combined with careful investments in new assets, and a dedication to enhancing shareholder value, as well as frequent, open communication with our investors, has produced positive results.”

ABOUT INTERPOOL, INC.

Interpool, originally founded in 1968, is one of the world’s leading suppliers of equipment and services to the transportation industry. It is the largest lessor of intermodal container chassis in the world and a world-leading lessor of cargo containers used in international trade. Interpool operates from over 90 locations throughout the world.

This Press Release contains certain forward-looking statements regarding future circumstances. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including in particular the risks and uncertainties described in the company’s SEC filings. The company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof.

For Interpool Inc.
Contact:

Mitchell Gordon
Executive Vice President &
Chief Financial Officer
(212) 916-3284
mgordon@interpool.com

Kathy Keyser
Gregory FCA Communications
Investor Relations
(800) 499-4734
kathy@gregoryfca.com

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